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                                                                      EXHIBIT 99

[LOGO]                                 News Release


Contacts: Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
          Investors - James L. Wainscott, Senior Vice President
                      & CFO (513) 425-5392


            AK Steel Declares Regular and Accrued Preferred Dividend:
                          Will Redeem Preferred Shares


MIDDLETOWN, OH, August 30, 2002--AK Steel (NYSE: AKS)today announced that its board of directors had declared a dividend of $3.625 per share on its Series B $3.625 Cumulative Convertible Preferred Stock, payable September 30, 2002, to shareholders of record on September 13, 2002. The amount represents the regular quarterly dividend of $.90625 for the current quarter and for each of the previous three quarters which were accrued and unpaid.

Concurrently, the company's board of directors approved the redemption on September 30, 2002, of all outstanding shares of its Series B $3.625 Cumulative Convertible Preferred Stock. Holders who surrender their shares of Series B $3.625 Cumulative Convertible Preferred Stock will receive a redemption payment of $50.3625 per share, in addition to the $3.625 per share dividend payment described above.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.


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